Creating Innovative Financial Products
MACROSHARES | OIL AMEX: UCR UP

MacroSharesTM Oil Up (Ticker: UCR) is a revolutionary product that is designed to deliver the long term performance of NYMEX light sweet crude oil (Crude Oil) futures contracts. UCR uses a patented structure that benefits from the upward movement of Crude Oil. The trust assets are invested in short-term treasuries, overnight repo and cash. Quarterly distributions are paid to investors when interest on the treasures exceeds the trust expenses.

Benefits

Price Discovery
•	Up to the moment pricing in the public market where people can take exposure to participate in the up movement of West Texas Intermediate (Crude Oil).

Risk Sharing
•	Risk is spread between market participants. No one counterpart is required to find the hedge alone.

Simplified Tax Reporting
•	1099 Form

Quarterly Dividends
•	Provides potential for Quarterly Dividends

Distribution Summary
Pay Date	Ex Date	Net Income per Share[2]
10/3/2007	9/26/07	$0.153
7/5/2007	6/27/2007	$0.174
4/4/2007	3/28/2007	$0.166
2Amounts are adjusted for 3-1 stock split

Fund Information

Ticker Symbol:	UCR
Listing Exchange:	American Stock Exchange
Price:	$24.92[1,2]
Distribution:	Quarterly
Distribution Amount After Expenses:	$0.15[1,2]
Expense Ratio:	1.6%
Maturity:	20 Years from original offering
Marginable:	Yes
Short Selling Allowed:	Yes
Inception Date:	November 30, 2006
Primary Benchmark:	Crude Oil Front-Month Futures Contract
Tax Treatment:	1099
1As of Sept. 28, 2007

UCR is a long-term security intended to track the upward performance of Crude Oil. At times UCR has tracked at a premium or discount to this benchmark, which is a result of various factors, including: backwardation and contango in the futures market, the volume of shares traded and an overweighted demand for either MacroShares Oil Up (UCR) or Oil Down (DCR).

Performance

UCR Price Performance Since Inception2

Price Performance through Sept. 28, 2007

	QTD	YTD	Since Inception
Price Change	-1.55%	20.27%	18.65%
Total Return[2]	-.99%	22.76%	21.42%
2 Includes compounded dividends

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MacroMarkets LLC © 2007 - November 2007

MACROSHARES | OIL

What are MacroShares™?

MacroShares Tradeable Shares are pairs of exchange-traded securities that trade seperately and respectively track the upward or downward movement of an index or a benchmark price. This structure enables investors to gain exposure to, or manage risks they currently have, in liquid and illiquid asset categories without directly owning the asset being tracked.

Features of MacroShares

MacroShares Tradeable Shares are designed to offer:

-intraday liquidity
-flexibilty
-diversification

A feature unique to the MacroShares Tradeable Shares is that they utilize a paired holding trust structure that allows for the issuance of a pair of exchange traded securities that trade seperately and track the positive and inverse movement of the price or value of a benchmark.

How MacroShares Work

The MacroShares Up and Down Holding Trusts invest in short-term U.S. Treasuries and short-term collateralized repurchase agreements ("short-term investments"). The MacroShares Holding Trusts pledge these assets and the accrued income thereon between the related MacroShares Up and Down Holding Trusts in direct proportion to the price changes in the benchmark. This process seeks to deliver the performance less Trust expenses, either positive or negative, to the MacroShares Tradeable Shares investor in direct proportion to the benchmark's price movement.

MacroShares make it possible for investors to gain exposure to an asset without direct ownership of the asset. This innovative product design permits investors to diversify their current asset allocation models, which may enhance performance and potentially reduce their overall portfolio risks.

MacroShares seek to offer efficient tracking of their appropriate benchmark, assuming each Paired Holding Trust can generate sufficient income to cover its expenses. Neither the Holding Trusts nor the MacroShares Oil Down Tradeable Trust use leverage.

Hypothetical Price Movements

The information presented herein will be deemed to be superseded by any amendments or subsequent versions of this presentation. The information presented herein is confidential and proprietary to MacroMarkets and is protected by, among other laws, a patent under the United States patent laws, and accordingly, this material is not to be reproduced in whole or in part or used for any purpose except as authorized by MacroMarkets and is to be treated as strictly confidential and not disclosed directly or indirectly to any party other than the recipient. The data underlying the information contained herein has been obtained from sources that MacroMarkets believes are reliable, but MacroMarkets does not guarantee the accuracy of the underlying data or computations based thereon. The information on this flyer is illustrative, presented only for informational purposes, and is not intended to predict actual results, which may differ substantially from those reflected herein. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. You should understand the assumptions and evaluate whether they are appropriate for your purposes. Performance results are often based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value of the inputs given. Models used in any analysis may be proprietary making the results difficult for any third party to reproduce. Contact MacroMarkets for explanations of any modeling techniques and the inputs employed in this presentation. The securities referenced herein are more fully described in offering memorandum or prospectus prepared by the issuers of the MACRO securities when such securities are being structured and offered, which you are strongly urged to request and review before making the purchase of any securities therein offered. These materials contain statements that are not purely historical in nature but are “forward-looking statements.” These include or may include, among other things, projections, forecasts, estimates of income, yield or return, the value of an index, future performance targets, sample or pro forma portfolio structures or compositions, scenario analysis, specific investment strategies and proposed or pro forma levels of diversification or sector investment. These forward-looking statements are based upon certain assumptions. Actual events are difficult to predict, are beyond MacroMarkets’ control and may differ from those assumed. All forward-looking statements included herein are based on information available on the date hereof, and MacroMarkets assumes no duty to update any forward-looking statements. Some important factors which could cause actual results to differ materially from those in any forward-looking statements include, among others, the actual index upon which the MACRO is based, the types of collateral purchased by any issuer of the MACRO securities and the other terms of the MACRO securities. Other such risk factors will be described in an offering memorandum or prospectus for such MACRO securities. Accordingly, there can be no assurance that estimated returns or projections discussed herein can be realized, that the factual assumptions upon which forward-looking statements are based will materialize or that actual returns or results will not be materially lower than those presented. This document is transmitted solely for information purposes and is not to be construed as a solicitation of an offer to sell or an offer to buy any security or otherwise to enter into any transaction. All securities transactions by MacroMarkets are conducted through its subsidiary MacroFinancial LLC, member FINRA.

MACRO Securities Depositor, LLC, a Delaware limited liability company which is acting as the depositor for the MACROshares Oil Up and Oil Down Holding and Tradeable Trusts, has filed registration statements (including prospectuses) with the SEC for the offering of the MACROshares Oil Up Holding Shares, the MACROshares Oil Down Holding Shares, the MACROshares Oil Up Tradeable Shares and the MACROshares Oil Down Tradeable Shares which are referenced by this paper. Before any prospective investor makes any investment decision, such investor should read the relevant prospectus in the applicable registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering of such MACROshares. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MACRO Securities Depositor, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 001 (800) 345-7999. You may also request a copy of the prospectuses by accessing the MACROshares web site at www.macromarkets.com.

MacroMarkets LLC © 2007 - November 2007